Exhibit 21.1

                                  Subsidiaries

Costar Video Systems, LLC, a Delaware limited liability company

Video Solutions Technology Center, LLC, a Delaware limited liability company and (a wholly-owned subsidiary of Costar Video Systems, LLC)